Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2007, relating to the consolidated financial statements and financial statement schedule of Sierra Pacific Power Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 158), appearing in the Annual Report on Form 10-K of Sierra Pacific Power Company for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Reno, Nevada
September 12, 2007